Exhibit 10.1
LEASE AMENDMENT AND EXTENSION
     THIS FIRST AMENDMENT TO LEASE, made the 26th day of February 2005, between The Wilton Companies, LLC, successor in interest to E. Carlton Wilton, having a place of business at 4901 Dickens Road, Suite 100, Richmond, Virginia 23230 (hereinafter referred to as “Landlord”), and Dixie Sporting Goods, Inc., having a mailing address at 2400 Westwood Avenue, Richmond, Virginia 23230 (hereinafter referred to as “Tenant”).
     WHEREAS, by agreement of Lease made as of the 6th day of July 1994, Landlord leased to Tenant certain premises known as 2400 Westwood Avenue, Richmond, Virginia 23230, consisting of a total of 36,765 square feet, as more particularly described in said Lease, and
     WHEREAS, Landlord and Tenant desire to modify and amend said Lease,
     NOW THEREFORE, in consideration of one dollar ($1.00) and other good and valuable consideration each in hand paid to the other, the receipt and sufficiency whereof is hereby acknowledged, Landlord and Tenant do hereby agree as follows:
1.	Tenant shall hereby extend its Lease at 2400 Westwood Avenue, Richmond, Virginia 23230 for a period of three (3) years, commencing March 1, 2005 and ending February 29, 2008. In addition to the three (3) year extension above and provided Tenant is not in default on any terms and conditions of the Lease, it shall have the option to renew same for one (1) additional term of two (2) years under the same terms and conditions as during the original and extended term, except for base rental and real estate taxes, which are spelled out below. Tenant must, however, notify landlord four (4) months (by November 1, 2007) prior to the Lease ending its intention not to exercise said option or the aforesaid option shall become effective, with all the terms and conditions of this extension to be the same as the original Lease except for the terms below.

2.	The monthly rental for the extension period shall be as follows:

	Monthly
Lease Year	Base Rent	Tax*	Total*

Mar. 1, 2005 – Feb. 28, 2006	$10,040.00	$627.60	$10,667.60
Mar. 1, 2006 – Feb. 28, 2007	$10,494.00	$627.60	$11,121.60
Mar. 1, 2007 – Feb. 29, 2008	$10,966.00	$627.60	$11,593.60
Option Term:

	Monthly
Lease Year	Base Rent	Tax*	Total*

Mar. 1, 2008 – Feb. 28, 2009	$11,460.00	$627.60	$11,087.60
Mar. 1, 2009 – Feb. 28, 2010	$11,975.00	$627.60	$12,602.60

* Subject to change pursuant to terms of this Lease
3.	Landlord, at its cost, will repaint exterior window and door trim of the building as soon as weather and scheduling permit.

4.	Landlord and Tenant will equally share the cost of Landlord painting over red border near top of brickwork in a gray paint, of shade that will cover in one (1) coat. Landlord and Tenant will agree on this cost prior to work being done.

5.	All other terms and conditions of said Lease and subsequent modifications to same not modified by this Amendment and Extension to Lease shall remain in full force and effect.
     IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment to Lease as of the day and year first above written,

LANDLORD: The Wilton Companies, LLC	TENANT: Dixie Sporting Goods, Inc.
Successor in interest to E. Carlton Wilton

/s/	/s/